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                          LEGAL OPINION OF PEDERSEN & HOUPT, P.C.

                            (Pedersen & Houpt, P.C. Letterhead)

                                October 20, 1998

SpinCycle, Inc.
15990 North Greenway/Hayden Loop
Suite 400
Scottsdale, Arizona 85260

                  Re:             SpinCycle, Inc.
                                  Registration Statement (333-57989)

Gentlemen:


         We have acted as counsel to SpinCycle, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1, Registration No. 333-57989 and all amendements thereto (as may hereafter be amended, the "Registration Statement"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder (i) 144,990 Warrants (the "Warrants") to purchase 26,661 shares of Common Stock, par value $.01 per share, of the Company (the "Warrant Shares") and (ii) the Warrant Shares. The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of April 29, 1998 between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent for the benefit of the holders of the Warrants (in such capacity, the "Warrant Agent").


         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").


         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 as filed with the Commission on June 29, 1998 under the Act, Amendment No. 1 thereto filed on September 29, 1998 and Amendment No. 2 thereto with which this opinion is being filed; (ii) the Warrant Agreement; and
(iii) the form of the Warrants, included as an


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SpinCycle, Inc.
October 20, 1998
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exhibit to the Warrant Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Company and such agreements, certificates or records of public officials, certificates of officers or representatives of the Company, respectively, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. The documents described in clauses (ii) and (iii) are referred to herein as the "Operative Documents."

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents (including the Operative Documents), we have assumed that the parties thereto (including the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below with respect to the Operative Documents) that such documents constitute valid and binding obligations of such parties. In providing the opinion set forth below, we have also assumed that the execution and delivery by the Company of the Operative Documents and the performance by the Company of its obligations thereunder do not and will not violate, conflict with, or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (ii) any law, rule, or regulation to which the Company or its properties is subject (other than securities or anti-fraud laws of any jurisdiction), but without our having made any special investigation concerning any other laws, rules or regulations except that we do not make the assumption set forth in this clause
(ii) with respect to the laws, rules and regulations of the General Corporation Law of
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SpinCycle, Inc.
October 20, 1998
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the State of Delaware and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Operative Documents, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. Based solely upon discussions with officers of the Company responsible for such matters and review of material documents identified to us by such officers, there are no such violations, conflicts or defaults. Based on our due diligence investigation, we do not know of any other such violations, conflicts or defaults. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Trustee and others.

         We are members of the Bar of the State of Illinois, and we express no opinion with respect to laws other than the laws of the State of Illinois, the General Corporation Law of the State of Delaware and federal laws of the United States of America.


         Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Warrants constitute valid and binding obligations of the Company, entitled to the benefits of the Warrant Agreement and enforceable against the Company in accordance with their terms, except that (A) the enforcement thereof may be subject to, or limited by, (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (B) the rights to indemnification and contribution contained in the Warrant Agreement may be limited by state or federal securities laws or the public policy underlying such laws.


         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

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SpinCycle, Inc.
October 20, 1998
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In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                  Very truly yours,

                                  /s/  Pedersen & Houpt, P.C.